UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G - AMENDMENT 1

(Name of Issuer)
Cavalier Homes, Inc.

(Title of Class of Securities)
Common Stock

(CUSIP Number)
149507105

NAME OF REPORTING PERSON
Private Capital Management, Inc.

I.R.S. IDENTIFICATION NO.
59-2756929

MEMBER OF A GROUP?
(b) X

PLACE OF ORGANIZATION
Florida

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:
SOLE VOTING POWER 16,000
SHARED VOTING POWER 0
SOLE DISPOSITIVE POWER 16,000
SHARED DISPOSITIVE POWER 2,854,009

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
2,870,009

PERCENT OF CLASS REPRESENTED BY AGGREGATE AMOUNT BENEFICIALLY
OWNED
16.1%

TYPE OF REPORTING PERSON
IA

NAME OF REPORTING PERSON
Bruce S. Sherman

I.R.S. IDENTIFICATION NO.
###-##-####

MEMBER OF A GROUP?
(b) X

CITIZENSHIP
U.S. Citizen

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:
SOLE VOTING POWER 28,700
SHARED VOTING POWER 0
SOLE DISPOSITIVE POWER 28,700
SHARED DISPOSITIVE POWER 3,025,509

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
3,054,209

AGGREGATE AMOUNT BENEFICIALLY OWNED EXCLUDES CERTAIN SHARES
(yes)

PERCENT OF CLASS REPRESENTED BY AGGREGATE AMOUNT BENEFICIALLY
OWNED
17.1%

TYPE OF REPORTING PERSON
IN


NAME OF REPORTING PERSON
SPS Partners, L.P.

I.R.S. IDENTIFICATION NO.
65-0496234

MEMBER OF A GROUP?
(b) X

PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:
SOLE VOTING POWER 0
SHARED VOTING POWER 0
SOLE DISPOSITIVE POWER 0
SHARED DISPOSITIVE POWER 171,500

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
171,500

PERCENT OF CLASS REPRESENTED BY AGGREGATE AMOUNT BENEFICIALLY OWNED
1.0%

TYPE OF REPORTING PERSON
IA

NAME OF REPORTING PERSON
Michael J. Seaman

I.R.S. IDENTIFICATION NO.
###-##-####

MEMBER OF A GROUP?
(b) X

CITIZENSHIP
U.S. Citizen

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:
SOLE VOTING POWER 75,000
SHARED VOTING POWER 0
SOLE DISPOSITIVE POWER 75,000
SHARED DISPOSITIVE POWER 0

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
75,000

AGGREGATE AMOUNT BENEFICIALLY OWNED EXCLUDES CERTAIN SHARES
(yes)

PERCENT OF CLASS REPRESENTED BY AGGREGATE AMOUNT BENEFICIALLY
OWNED
0.4%

TYPE OF REPORTING PERSON
IN

ITEMS 1 - 10 OF GENERAL INSTRUCTIONS

Item 1.
(a)Name of Issuer:  Cavalier Homes, Inc.
(b)Address of Issuer: Highway 41 N. & Cavalier Rd., Addison, Alabama 35540

Item 2.
(a)Name of Person Filing:  See Exhibit 1
(b)Address of Person Filing: 3003 Tamiami Trail N., Naples, FL  34103
(c)Citizenship:  See Exhibit 1
(d)Title of Class of Securities:  Common Stock
(e)CUSIP Number:  149507105

Item 3.
The reporting person is filing as an Investment Adviser registered under section 203 of the Investment Advisers Act of 1940.

Item 4. Ownership
(a)Amount Beneficially Owned:  See Exhibit 1
(b)Percent of Class:  See Exhibit 1
(c)Number of Shares as to which such person has:
(i)sole power to vote or to direct the vote:
     See Exhibit 1
(ii)shared power to vote or to direct the vote:
     See Exhibit 1
(iii)sole power to dispose or to direct the disposition of:
     See Exhibit 1
(iv)shared power to dispose or to direct the disposition of:
     See Exhibit 1

Item 5. Ownership of Five Percent or Less of Class:
        N/A

Item 6. Ownership of More than Five Percent on Behalf of Another
Person: N/A

Item 7. Identification and Classification of the Subsidiary Which
Acquired the Security Being Reported on By the Parent Holding
Company: N/A

Item 8. Identification and Classification of Members of the Group:
        See Exhibit 1

Item 9. Notice of Dissolution of Group:
        N/A

Item 10. Certification:
        By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

SIGNATURE
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:   See Exhibit 2
Signature:  See Exhibit 2
Name/Title: See Exhibit 2



                    Exhibit 1


Item 2.
(a) Name of Person Filing
     1)  Private Capital Management, Inc.
     2)  Bruce S. Sherman
     3)  SPS Partners, L.P.
     4)  Michael J. Seaman

(c)Citizenship
     1)  Florida
     2)  U.S.
     3)  Maryland
     4)  U.S.

Item 4.
(a) Amount Beneficially Owned
     1) 2,870,009
     2) 3,054,209
     3) 171,500
     4) 75,000

(b) Percent of Class
     1)  16.1%
     2)  17.1%
     3)   1.0%
     4)   0.4%

(c) Number of shares as to which such person has:
   (i)   sole power to vote or to direct the vote
         1)  16,000
         2)  28,700
         3)  0
         4)  75,000

   (ii)  shared power to vote or to direct the vote
         1)  0
         2)  0
         3)  0
         4)  0

   (iii) sole power to dispose or to direct the disposition of
         1)  16,000
         2)  28,700
         3)  0
	 4)  75,000

   (iv)  shared power to dispose or to direct the disposition of
         1)  2,854,009
         2)  3,025,509
         3)  171,500
         4)  0

*Bruce S. Sherman is Chairman of Private Capital Management, Inc. ("PCM") and exercises shared dispositive power with respect to shares held by it on behalf of its clients. Mr. Sherman is also the Managing General Partner of SPS Partners, LP ("SPS") which act as the Investment Advisor for the Entrepreneurial Value Fund, L.P. ("EVF"), and exercises shared dispositive power with respect to those shares.
Mr. Seaman is an employee of PCM or affiliates thereof and he
(i) does not exercise sole or shared dispositive or voting powers with respect to shares held by PCM or SPS, (ii) disclaims beneficial ownership of shares held by Mr. Sherman, PCM and SPS, and
(iii) disclaims, along with Mr. Sherman, the existence of a group.



Exhibit 2

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 14, 2000




_____________________________________
Bruce S. Sherman
Chairman of Private Capital Management, Inc.




_____________________________________
Bruce S. Sherman
Managing General Partner of SPS Partners, LP




_____________________________________
Bruce S. Sherman
Individually




______________________________________
Michael J. Seaman
Individually